EXHIBIT 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Tony Skarupa	Paul Wardour
Director of Finance	Director of Marketing
(301) 841-2847	(301) 841-2745
tskarupa@capitalsource.com	pwardour@capitalsource.com

CAPITALSOURCE REPORTS SECOND QUARTER 2004
OPERATING RESULTS

•	Earned net income of $27.9 million, a 17% increase over net income for the last quarter

•	Earned diluted net income per share of $0.24

•	Grew funded loan portfolio to $3.3 billion, an increase of $548 million, or 20%, from last quarter, and an increase of $884 million, or 37%, from December 31, 2003

Chevy Chase, MD, July 26, 2004 – CapitalSource Inc. (NYSE: CSE) today reported net income of $27.9 million, or $0.24 per diluted share, for the quarter ended June 30, 2004.

Our second quarter 2004 earnings compared to first quarter 2004 net income of $23.9 million, or $0.20 per diluted share, represents a 17% increase in net income. Second quarter returns on average assets and average equity were 3.44% and 13.30%, respectively, compared to first quarter 2004 returns on average assets and average equity of 3.60% and 11.06%, respectively.

Loan Portfolio

•	Gross loans outstanding increased to $3,301 million as of June 30, 2004, up $548 million, or 20%, from $2,753 million as of March 31, 2004. This increase compares to a $336 million increase in gross loans during the first quarter 2004.

•	Net interest and fee income was $70.7 million for the second quarter 2004, an increase of $3.0 million, or 4%, from $67.7 million for the first quarter 2004.

Yield / Cost of Funds / Net Interest Margin / Leverage

•	Yield on average interest earning assets was 10.75% for the second quarter 2004, a decrease of 143 basis points from 12.18% for the first quarter 2004. This decrease was the result of a 22 basis point decrease in yield from interest income and a 121 basis point decrease in yield from fee income. The decrease in yield from fee income was primarily the result of a decline in prepayment-related fee income. Prepayment-related fee income contributed 26 basis points to yield in the second quarter 2004 compared to 133 basis points in the first quarter 2004.

•	Cost of funds was 2.74% for the second quarter 2004 compared to 2.97% for the first quarter 2004. This decrease was primarily the result of the funding of our portfolio growth with lower cost sources of capital.

•	Net interest margin was 8.73% for the second quarter 2004, a 148 basis point decrease from 10.21% for the first quarter 2004. The decrease was due to the decrease in prepayment-related fee income, the effect of higher leverage, and lower yield from interest income, partially offset by the decrease in cost of funds.

•	Leverage, as measured by the ratio of total debt to equity, increased to 3.04x as of June 30, 2004 from 2.39x as of March 31, 2004. We expect leverage to continue to increase as we fund the growth in our loan portfolio. We anticipate that the added interest expense from higher leverage will reduce net interest margin in future periods.

Credit Quality

•	The provision for loan losses was $5.1 million for the second quarter 2004, a decrease of $2.2 million, or 30%, from $7.3 million for the first quarter 2004. Included in this provision were specific reserves totaling $0.6 million, compared to specific reserves of $3.2 million as of March 31, 2004.

•	Allowance for loan losses was $24.8 million as of June 30, 2004, a $1.8 million increase from $23.0 million as of March 31, 2004. Allowance for loan losses as a percentage of gross loans was 0.75% as of June 30, 2004, a decrease of 9 basis points from 0.84% as of March 31, 2004. This decrease was due to the loan charge offs described below, offset by the increase in the overall loan portfolio.

•	During the second quarter 2004, we recorded charge offs of $3.4 million or 0.11% of average loans during the quarter. These charge offs had minimal impact on second quarter 2004 net income due to the specific reserves recorded in prior periods.

Operating Expenses

•	Total operating expenses were $27.6 million for the second quarter 2004, an increase of $5.3 million, or 24%, from $22.3 million for the first quarter 2004. The increase was primarily the result of the compensation costs related to the addition of 54 new employees during the quarter and additional operating costs associated with a lending portfolio acquired during the second quarter 2004, including acquisition costs of $0.2 million.

•	Operating expenses as a percentage of average total assets were 3.40% for the second quarter 2004, an increase of 4 basis points from 3.36% for the first quarter 2004.

Other Income

•	Other income was $6.9 million for the second quarter 2004 compared to other income for the first quarter 2004 of $0.4 million. The increase in other income compared to the first quarter 2004 was primarily due to an increase in income generated by our mortgage finance subsidiary, the addition of third-party loan servicing income, and an increase in forfeited diligence deposits.

Income Taxes

•	We provided for income taxes on the income earned from August 7, 2003 through June 30, 2004 based on a 38% effective tax rate. Prior to our reorganization as a “C” corporation on August 6, 2003, we operated as a limited liability company and all income taxes were paid by our members.

Funding and Liquidity

•	During the second quarter 2004, we completed an offering of floating-rate asset-backed notes, which are backed by an $875 million pool of senior and subordinated commercial loans originated by us. The offered notes totaled $765.6 million, or 87.5% of the collateral pool. We used the proceeds to repay outstanding indebtedness and for general corporate purposes.

•	Since January 1, 2004, through amendments to existing facilities and the addition of a new $400 million facility with Wachovia Capital Markets, LLC, we have increased the borrowing capacity under our warehouse credit facilities to $1.7 billion from $1.2 billion. We now maintain four credit facilities with a total of seven lending institutions. We expect to use this increased credit facility capacity to finance our continued strong portfolio growth.

Acquisition of Loan Portfolio

•	During the second quarter 2004, we purchased most of the assets of SLP Capital for approximately $75.2 million. Based in St. Louis, Missouri, SLP Capital was one of the largest specialty finance companies serving the security alarm industry.

Subsequent Events

•	In July 2004, we acquired CIG International, LLC, a Washington, D.C. based specialty lender that provides mezzanine debt financing to the for-sale residential real estate development industry, for approximately $97.5 million.

•	In July 2004, we completed an offering of $330 million principal amount of 3.5% senior convertible debentures due 2034.

Conference Call and Webcast

We will host a conference call on Monday, July 26, 2004 at 5:30 p.m. ET to discuss our second quarter results. If you wish to participate, please call (800) 810-0924 approximately ten minutes in advance. The call will also be webcast on the Investor Relations page of the CapitalSource website, www.capitalsource.com.

A telephonic replay will be available from approximately 8:30 p.m. ET July 26, 2004 and will run through August 2, 2004. Please call (719) 457-0820 or (888) 203-1112 (pass code: 153365). An audio replay also will be available on the Investor Relations page of CapitalSource’s website.

About CapitalSource

CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending groups: Corporate Finance, Healthcare Finance, and Structured Finance. By offering a broad array of financial products, we had outstanding more than $4.7 billion in loan commitments as of June 30, 2004. Headquartered in Chevy Chase, MD, we have a national network of offices in cities including Atlanta, Boston, Buffalo, Chicago, Dallas, Los Angeles, Nashville, New York, Philadelphia, San Francisco, and St. Louis. As of June 30, 2004, we had 364 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 12, 2004. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	June 30,	December 31,
	2004	2003
	(unaudited)
Assets
Cash and cash equivalents	$171,572	$69,865
Restricted cash	54,608	79,913
Loans:
Loans	3,300,872	2,416,907
Less deferred fees and discounts	(67,905)	(59,793)
Less allowance for loan losses	(24,775)	(18,025)

Loans, net	3,208,192	2,339,089
Investments	42,237	39,788
Deferred financing fees, net	28,399	17,348
Property and equipment, net	10,129	8,590
Other assets	13,713	12,498

Total assets	$3,528,850	$2,567,091

Liabilities and shareholders’ equity
Liabilities:
Repurchase agreements	$666	$8,446
Credit facilities	948,578	737,998
Term debt	1,459,655	923,208
Convertible debt	225,789	—
Accounts payable and other liabilities	25,666	29,466
Due diligence deposits	1,613	841

Total liabilities	2,661,967	1,699,959
Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 118,940,650 and 118,780,773 shares issued; 117,640,650 and 118,780,773 shares outstanding, respectively)	1,176	1,188
Additional paid-in capital	754,773	777,766
Retained earnings	159,941	108,182
Deferred compensation	(18,843)	(21,065)
Accumulated other comprehensive (loss) income, net	(238)	1,061
Treasury stock, at cost	(29,926)	—

Total shareholders’ equity	866,883	867,132

Total liabilities and shareholders’ equity	$3,528,850	$2,567,091

CapitalSource Inc.
Consolidated Statements of Income
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net interest and fee income:
Interest	$71,718	$40,944	$131,981	$74,037
Fee income	15,262	12,836	35,838	20,132

Total interest and fee income	86,980	53,780	167,819	94,169
Interest expense	16,275	10,065	29,374	17,105

Net interest and fee income	70,705	43,715	138,445	77,064
Provision for loan losses	5,143	2,059	12,406	4,774

Net interest and fee income after provision for loan losses	65,562	41,656	126,039	72,290
Operating expenses:
Compensation and benefits	17,116	10,613	31,988	19,066
Other administrative expenses	10,442	4,417	17,851	9,123

Total operating expenses	27,558	15,030	49,839	28,189
Other income (expense):
Diligence deposits forfeited	1,984	857	3,095	1,994
Gain (loss) on investments	234	964	(20)	115
Gain (loss) on derivatives	259	(636)	(256)	(499)
Other income	4,454	762	4,463	1,154

Total other income	6,931	1,947	7,282	2,764

Net income before income taxes	44,935	28,573	83,482	46,865
Income taxes	17,075	—	31,723	—

Net income	$27,860	$28,573	$51,759	$46,865

Net income per share:
Basic	$0.24	$0.29	$0.45	$0.48
Diluted	$0.24	$0.29	$0.44	$0.47
Average shares outstanding:
Basic	115,770,083	98,100,029	116,274,840	98,082,562
Diluted	117,303,124	99,912,866	117,816,358	99,906,492

CapitalSource Inc.
Pro Forma Financial Information
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2004	2004	2003	2004	2003
Net income before income taxes	$44,935	$38,547	$28,573	$83,482	$46,865
Income taxes	17,075	14,648	—	31,723	—
Pro forma income taxes (a)	—	—	10,858	—	17,809

Pro forma net income	$27,860	$23,899	$17,715	$51,759	$29,056

Pro forma net income per share (a):
Basic	$0.24	$0.20	$0.18	$0.45	$0.30
Diluted	$0.24	$0.20	$0.18	$0.44	$0.29
Average shares outstanding:
Basic	115,770,083	116,781,169	98,100,029	116,274,840	98,082,562
Diluted	117,303,124	118,731,114	99,912,866	117,816,358	99,906,492
Pro forma return on average assets (a)	3.44%	3.60%	3.97%	3.51%	3.69%
Pro forma return on average equity (a)	13.30%	11.06%	12.53%	12.16%	10.66%

(a)	Adjusted to reflect results from our reorganization as a “C” corporation. As a limited liability company prior to the August 6, 2003 reorganization, all income taxes were paid by the members. As a “C” corporation, CapitalSource Inc. is responsible for the payment of all federal and state corporate income taxes. The unaudited pro forma net income, pro forma basic net income per share, and pro forma diluted net income per share includes provision for income taxes with a combined federal and state effective tax rate of 38%.

CapitalSource Inc.
Selected Financial Data
(Unaudited)

Three Months Ended	Six Months Ended
June 30,	March 31,	June 30,	June 30,
2004	2004	2003	2004	2003
Performance Ratios:
Net interest margin	8.73%	10.21%	9.80%	9.40%	9.79%
Operating expenses as a percentage of average total assets	3.40%	3.36%	3.37%	3.38%	3.58%
Efficiency ratio (operating expenses / net interest and fee income and other income)	35.5%	32.7%	32.9%	34.2%	35.3%
Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	0.00%	0.00%	0.28%	0.00%	0.28%
Loans on non-accrual status as a percentage of loans (as of period end)	0.98%	0.37%	0.00%	0.98%	0.00%
Net charge offs as a percentage of average loans	0.11%	0.09%	0.00%	0.20%	0.00%
Allowance for loan losses as a percentage of loans (as of period end)	0.75%	0.84%	0.66%	0.75%	0.66%
Total debt to equity (as of period end)	3.04	x	2.39	x	2.38	x	3.04	x	2.38	x
Equity to total assets (as of period end)	24.6%	29.1%	29.3%	24.6%	29.3%